EXHIBIT 10.15

FANNIE MAE

STOCK OPTION GAIN DEFERRAL PLAN

TABLE OF CONTENTS

Page

ARTICLE 1
Establishment and Purpose
1.1.	Establishment	1
1.2.	Purpose	1
ARTICLE 2
Definitions
2.1.	Account	1
2.2.	Attestation	1
2.3.	Award	2
2.4.	Award Document	2
2.5.	Board of Directors	2
2.6.	Code	2
2.7.	Committee	2
2.8.	Common Stock	2
2.9.	Company	2
2.10.	Deemed Dividends	2
2.11.	Deferral Exercise Date	2
2.12.	Director	2
2.13.	Election	3
2.14.	ERISA	3
2.15.	Executive	3
2.16.	Exercise Date	3
2.17.	Fair Market Value	3
2.18.	Gain Shares	4
2.19.	Option	4
2.20.	Participant	4
2.21.	Plan	4
2.22.	Retirement	4
2.23.	Stock Compensation Plan	4
2.24.	Termination of Service	6

ARTICLE 3
Eligibility, Election and Exercise
3.1.	Eligibility	5
3.2.	Election	5
3.3.	Exercise of Options	6
ARTICLE 4
Accounts
4.1.	Maintenance of Accounts	8
4.2.	Funding Prohibitions	9
ARTICLE 5
Payment
5.1.	Payment of Account	9
5.2.	Commencement of Payment	10
5.3.	Method of Payment	10
5.4.	Withholding	11
5.5.	Payment on Death	11
5.6.	Payment on Retirement or Termination of Service	12
5.7.	Claims Procedure	13
5.8.	Review Procedure	13
ARTICLE 6
Administration
6.1.	Administration	14
ARTICLE 7
Miscellaneous
7.1.	Termination of Plan	14
7.2.	Controlling Provisions	14
7.3.	Amendment	14
7.4.	No Alienation of Benefits	15

7.5.	No Rights to Continued Employment or Board Membership	15
7.6.	Separate Plans	15
7.7.	Headings	15
7.8.	Applicable Law	16

FANNIE MAE
STOCK OPTION GAIN DEFERRAL PLAN

ARTICLE 1

Establishment and Purpose

     1.1.     Establishment. The Company has established, effective as of November 18, 1997, this Fannie Mae Stock Option Gain Deferral Plan.

     1.2.     Purpose.

          (a) The purpose of this Plan is to attract and retain certain individuals of outstanding competence as employees or as members of the Board of Directors or both by permitting such individuals to elect to defer to a later date receipt of amounts attributable to the exercise of stock options granted by the Company under a Stock Compensation Plan.

          (b) This Plan, as it relates to Executives, is intended to qualify as a “top-hat” plan for purposes of ERISA and is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE 2

Definitions

     When used herein the following terms shall have the following meanings:

     2.1.     “Account” shall mean the account maintained for a Participant pursuant to Article 4 hereof.

     2.2.     “Attestation” shall mean the payment of an Option’s exercise price by the designation of shares of Common Stock that, unless otherwise approved by the Committee, have been owned by the Participant for at least six months as of the Exercise Date. To designate shares of Common Stock for this purpose, on exercise of an Option pursuant to this Plan, the Participant must attach to the Nonqualified Stock Option Exercise Notification Form a properly completed attestation form (as prescribed by the Committee).

     2.3.     “Award” shall mean an award of any Option authorized by and granted under a Stock Compensation Plan.

     2.4.     “Award Document” shall mean any writing, which may be an agreement, setting forth the terms of an Award.

     2.5.     “Board of Directors” shall mean the Board of Directors of the Company.

     2.6.     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     2.7.     “Committee” shall mean the Benefit Plans Committee designated by the Board of Directors.

     2.8.     “Common Stock” shall mean the common stock of the Company and, in the event such common stock is converted to another security or property, such other security or property.

     2.9.     “Company” shall mean Fannie Mae.

     2.10.     “Deemed Dividends” shall mean, with respect to Gain Shares, an amount equal to the dividends that would have been paid with respect to such Gain Shares had they been issued and outstanding.

     2.11.     “Deferral Exercise Date” shall mean the date on or after which an Option may be exercised pursuant to an Election or pursuant to Section 3.2(c) hereof.

     2.12.     “Director” shall mean any member of the Board of Directors who receives compensation in his or her capacity as a member of such Board of Directors.

     2.13.     “Election” shall mean an irrevocable election by a Participant, made on a form prescribed by the Committee and delivered to the Company’s Senior Vice-President of Human

Resources or his designee (or, in the case of a Director, to the Corporate Secretary or Assistant Secretary of the Company), to defer receipt of amounts upon the exercise of an Option under this Plan. Such Election shall be effective when such form is countersigned on behalf of the Company.

     2.14.     “ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

     2.15.     “Executive” shall mean any member of the management group of the Company who is among the top 10% of the most highly compensated Company employees, whose base annual compensation is equal to or in excess of the minimum base salary set each year, for such purpose, by the Senior Vice-President of Human Resources, and who has been designated by the Company’s Chairman of the Board as eligible to participate in this Plan.

     2.16.     “Exercise Date” shall mean the date of exercise of an Option as to which an Election has been made.

     2.17.     “Fair Market Value” shall mean the per share value of Common Stock as determined by using the mean between the high and low selling prices of Common Stock on the day preceding the date of valuation (or, if the New York Stock Exchange (“NYSE”) is not open or the Common Stock is not trading that day, the most recent prior date that the NYSE was open for trading and the Common Stock was traded) as reported for such date on the table entitled “NYSE -- Composite Transactions” contained in the Wall Street Journal.

     2.18.     “Gain Shares” shall mean, with respect to the exercise of an Option under this Plan, the excess of (a) the number of shares of Common Stock as to which such Option was exercised, over (b) the number of shares of Common Stock utilized to pay the exercise price of the Option.

     2.19.     “Option” shall mean a stock option that is granted under a Stock Compensation Plan and that is not an incentive stock option within the meaning of Section 422 of the Code.

     2.20.     “Participant” shall mean any Executive or Director who becomes a Participant in this Plan by making an Election pursuant to Section 3.2 hereof.

     2.21.     “Plan” shall mean this Fannie Mae Stock Option Gain Deferral Plan.

     2.22.     “Retirement” shall mean (i) in the case of an Executive, separation from the employ of the Company either under conditions entitling him or her to an immediate annuity under the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law or under the Civil Service Retirement Law, whichever is applicable to such Executive, or under conditions entitling the Executive to long-term disability benefits under any disability payment plan paid for by the Company, including disability insurance, on account of the inability to perform service for the Company due to a physical or mental ailment and (ii) in the case of a Director, any termination from the membership of the Board of Directors.

     2.23.     “Stock Compensation Plan” shall mean the Fannie Mae Stock Compensation Plan of 1986, as amended, or the Fannie Mae Stock Compensation Plan of 1993, as amended.

     2.24.     “Termination of Service” shall mean termination of an Executive’s employment with the Company other than by reason of Retirement or death.

ARTICLE 3

Eligibility, Election and Exercise

     3.1.     Eligibility. All Directors and Executives who have been granted an Option under a Stock Compensation Plan shall be eligible to participate in this Plan.

     3.2.      Election.

          (a) Method of Election. An individual eligible to participate in this Plan under Section 3.1 hereof may make an Election as described in Section 2.13 hereof. An Election must be with respect to an Option (or portion thereof) covering shares of Common Stock with a Fair Market Value, at the time of the Election, that is at least $25,000 in excess of the exercise price of such Option (or such portion thereof). Unless otherwise determined under Section 3.2(c) or approved by the Committee, the Deferral Exercise Date indicated in the Election shall be at least six months subsequent to the date of such Election.

          (b) Date and Method of Payment. An Election must specify the date on which amounts in the Participant’s Account attributable to the Option exercise covered by such Election shall be paid or begin to be paid to the Participant pursuant to Section 5.2 hereof, and the method of such payment. The payment date specified in the Participant’s Election must be at least one year from the Deferral Exercise Date. The Participant may not change the payment date or method specified in the Participant’s Election. In place of a specific date on which distributions under the Plan will be paid or begin, a Participant may elect to have distributions paid or begin upon his or her Retirement or death.

          (c) Irrevocability and Modification. Once made, an Election may not be modified or revoked by the Participant. If, however, before the Deferral Exercise Date specified in the Election, the Participant’s employment with the Company is terminated, the Deferral Exercise Date shall be deemed to be the earlier of six months prior to the date an Option covered by the Election would expire or the Deferral Exercise Date specified in the Election.

          (d) Deferral of Partial Option. If a Participant files an Election under this Plan with respect to only a portion of an Option, the Participant must further elect at the time of such Election whether the Election applies to:

               (i) the first portion of such Option, so that the Participant may not exercise any other portion of the Option until he or she has exercised under this Plan that portion of the Option covered by the Election; or

               (ii) the last portion of such Option, so the Participant must exercise all other portions of the Option before he or she may exercise any portion of the Option pursuant to the Election.

     3.3.     Exercise of Options.

          (a) Exercise Price. Except as provided in the next sentence, the exercise price of an Option (or portion thereof) exercised pursuant to this Plan must be paid in full at the time of exercise by Attestation, and, once an Election is made with respect to an Option, no method of paying the exercise price for such Option, other than Attestation, may be used. If, however, payment of the full exercise price by Attestation would otherwise require the delivery or issuance of a fractional share of Common Stock, the number of shares of Common Stock required to pay the exercise price by Attestation shall be reduced to the next lowest whole number of shares of Common Stock, and the Participant shall pay the balance of the exercise price in cash.

          (b) Exercise Notification Form. In order to exercise an Option (or portion thereof) under this Plan, a Participant shall file a Nonqualified Stock Option Exercise Notification Form specifying the date of exercise and shall provide the Company with sufficient funds to satisfy any federal, state, local or other taxes required by law to be withheld upon the exercise of the Options covered by the Notification Form.

          (c) Minimum Exercise Amount. Unless otherwise permitted by the Committee, an exercise of an Option (or portion thereof) as to which an Election has been made must be with respect to (i) shares of Common Stock with a Fair Market Value, at the time of exercise, that is at least $25,000 in excess of the exercise price of the Option (or portion thereof) being exercised, or (ii) if less, all the shares of Common Stock covered by the entire remaining Option (or entire remaining portion thereof) that is subject to the Election.

          (d) Exercise After Death. If a Participant dies after making an Election under this Plan but before all Options covered by such Election have been exercised, the outstanding Options covered by such Election may be exercised as permitted in Section 1.10(a) of the Fannie Mae Stock Compensation Plan of 1993, as amended, or Section 2.1(e) of the Fannie Mae Stock Compensation Plan of 1986, as amended, whichever is applicable to the Option being exercised.

          (e) Effect of Award Documents and Stock Compensation Plans. Any Option exercised pursuant to this Plan must be exercisable on the Exercise Date under the applicable Award Document and Stock Compensation Plan and in accordance with the Federal National Mortgage Association Securities Transactions Supervision Program and the guidelines thereunder, if applicable.

ARTICLE 4

Accounts

     4.1.     Maintenance of Accounts.

          (a) Establishment. The Company shall establish for the Participants bookkeeping accounts to record the deferrals and adjustments under this Plan. Each Participant shall have a separate Account. Within a Participant’s Account, Option exercises shall be accounted for separately with respect to each Election. Each Account shall be credited and debited as provided in this Article 4.

          (b) Gain Shares. Upon a Participant’s exercise of an Option under this Plan, the Participant’s Account shall be credited with the Gain Shares with respect to such exercise.

          (c) Deemed Dividends. Within 30 days of the end of each quarter, a Participant’s Account shall be credited with Deemed Dividends on the Gain Shares in his or her Account. Upon crediting to a Participant’s Account, such Deemed Dividend shall be converted to shares (or a partial share) of Common Stock using the Fair Market Value on the last day of the most recently ended quarter as the date of valuation to calculate the number of shares (or the partial share) to be so credited.

          (d) Payments. A Participant’s Account shall be reduced by any payments made to the Participant, his or her beneficiary, estate or representative.

          (e) Adjustments. If any of the following events occurs, the Committee shall make appropriate adjustments with respect to Gain Shares and shares attributable to Deemed Dividends in a Participant’s Account: (i) any extraordinary dividend or other extraordinary distribution in respect of Common Stock (whether in the form of cash, Common Stock, other securities or other property), (ii) any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, (iii) any issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company (other than to employees) at less than 80 percent of fair value on the date of such issuance, or (iv) any other like corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company.

     4.2.     Funding Prohibitions. All entries to a Participant’s Account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder. All payments to be made under this Plan shall be paid from the general funds of the Company. Participants and their beneficiaries shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under this Plan. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company’s unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person shall have only the unsecured promise of the Company that such payments shall be made.

ARTICLE 5

Payment

     5.1.     Payment of Account. Payment of amounts credited to a Participant’s Account shall be made as specified in this Article 5.

     5.2.     Commencement of Payment. Except as otherwise provided in Sections 5.5 and 5.6 hereof, all payments from an Account will be made or will commence as soon as practicable after the payment date selected by the Participant pursuant to Section 3.2(b) hereof. 5.3.

     Method of Payment.

                (a) Form. Except as provided in Section 5.3(c) hereof, payment from a Participant’s Account shall be made in shares of Common Stock.

                (b) Payment Methods. A Participant may elect to receive such payments in one of the following methods:

               (i) a single payment,

               (ii) annual installments over a period of years (selected by the Participant) not to exceed 15, with the amount of each annual installment calculated by dividing the balance of the Account at the end of the prior year by the number of installments remaining to be paid, or

               (iii) an initial installment of an amount specified by the Participant followed by annual installments over a period of years not to exceed 15 and commencing in a year selected by the Participant, with each annual installment calculated by dividing the balance of the Account at the end of the prior year by the number of installments remaining to be paid.

          (c) Fractional Shares. If any annual installment (other than the last installment), calculated as set forth in Section 5.3(b)(ii) or (iii) hereof, would result in the payment of a fractional share of Common Stock, such annual installment shall be reduced to the next lowest whole number of shares of Common Stock. If, as part of the final installment payment, a fractional share of Common Stock would be paid, then in lieu thereof the Fair Market Value of such fractional share on the date the payment is calculated shall be paid in cash.

          (d) Hardship Payment. Notwithstanding any other provision of this Plan to the contrary, a Participant or beneficiary may receive a payment with respect to his or her Account upon a finding by the Committee (or, in the case of a Director, by the General Counsel of the Company) in its (or his or her) sole discretion (i) that an unanticipated emergency caused by an event beyond the control of such Participant or beneficiary has occurred and that such emergency would result in financial hardship to such Participant or beneficiary if early payment were not permitted, or (ii) that the continued participation of a Participant who is employed by the federal government or that of a state or municipality creates a serious hardship for the Participant because of the conflict of interest or ethics rules of such government. The amount that may be paid pursuant to clause (i) above shall not exceed the amount necessary to meet such financial hardship as determined by the Committee (or the General Counsel) in its (or his or her) sole discretion. The entire balance in the Participant’s Account may be paid pursuant to clause (ii) above. The Committee (or the General Counsel) shall have the right to require such Participant or beneficiary to submit such documentation as it (or he or she) deems appropriate for the purpose of determining the existence, cause and extent of such hardship.

     5.4.     Withholding. The Company shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld.

     5.5.     Payment on Death.

          (a) Single Payment. In the event of the death of a Participant, an amount equal to the balance of the Participant’s Account shall be paid to the Participant’s beneficiary in a single payment within 30 days after the date of such death.

          (b) Beneficiary Designation. Each Participant shall designate a beneficiary to whom an amount equal to any balance in the Participant’s Account shall be payable on the Participant’s death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, then to the following beneficiaries if then living in the following order of priority: (i) to the Participant’s children (including adopted children and stepchildren) in equal shares, (ii) to the Participant’s parents in equal shares, (iii) to the Participant’s brothers and sisters in equal shares and (iv) to the Participant’s estate. Each Participant may at any time change his or her beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its designee for such purposes. The interest of any beneficiary who predeceases the Participant will terminate unless otherwise specified by the Participant.

     5.6.     Payment on Retirement or Termination of Service.

          (a) Retirement. Upon a Participant’s Retirement, payments from the Participant’s Account will be made as the Participant specified in his or her Election.

          (b) Termination of Service. Upon Termination of Service of a Participant, the balance of such Participant’s Account shall be paid to the Participant in a single payment as soon as practicable after such Termination of Service, unless the Participant elected, in his or her Election, not to have such a single payment provision apply.

          (c) Deemed Date of Retirement. If a Participant’s employment with the Company is terminated other than by reason of Retirement or death and the Participant, in his or her Election, elected to have the balance of his or her Account paid, or begin to be paid, as soon as practicable after Retirement, and not in a single payment under Section 5.6(b), the Participant’s date of “Retirement” shall be deemed to be the earliest date on which the Participant could have retired and become entitled to an immediate annuity under the Federal National Mortgage Association Retirement Plan For Employees Not Covered Under Civil Service Retirement Law or under the Civil Service Retirement Law, whichever is applicable, had the Participant continued in the employ of the Company until such date.

     5.7.     Claims Procedure. Claims for benefits under this Plan shall be filed with the Committee. If any Participant or other person claims to be entitled to a benefit under this Plan and the Committee determines that such claim should be denied in whole or in part, the Committee shall notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent provisions of this Plan, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (d) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Committee. If such notification is not given within such period, the claim will be considered denied as of the last day of such period, and such person may request a review of his claim.

     5.8.     Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (a) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (b) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent provisions of this Plan. The decision on review will be made within 60 days after the request for review is received by the Committee. If the decision on review is not made within such period, the claim will be considered denied.

ARTICLE 6

Administration

     6.1.     Administration. This Plan shall be administered by the Committee; provided however, that determinations under Section 5.3(d) shall be made by the Committee and the General Counsel as provided therein. The Committee shall have all powers necessary to carry out the provisions of this Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret this Plan in a manner consistent with its express provisions.

ARTICLE 7

Miscellaneous

     7.1.     Termination of Plan. The Company may at any time by action of the Board of Directors terminate this Plan. Upon termination of this Plan, no further Elections shall be permitted, but Options subject to prior Elections may continue to be exercised under the terms of this Plan, and each Participant’s Account as it then exists will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s prior Elections.

     7.2.     Controlling Provisions. Unless otherwise provided in this Plan, the Stock Compensation Plans will continue to control all aspects of Awards granted under each such Stock Compensation Plan.

     7.3.     Amendment. The Company may at any time amend this Plan in any respect, (a) in the case of amendments which have a material effect on the cost to the Company of maintaining this Plan, by action of the Board of Directors, or (b) with respect to any other amendments, by action of the Committee; provided, however, that no such amendment shall adversely affect the rights of Participants or their beneficiaries to any amounts previously credited to the Participants’ Accounts prior to the adoption of any such amendment.

     7.4.     No Alienation of Benefits. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under this Plan, and any payments under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

     7.5. No Rights to Continued Employment or Board Membership. Nothing contained herein shall be construed as conferring upon an Executive the right to continue in the employ of the Company as an Executive or in any other capacity, or as conferring upon a Director the right to continue as a member of the Board of Directors.

     7.6. Separate Plans. For purposes of ERISA, this Plan shall be treated as consisting of two separate plans, one for the benefit of Executives and one for the benefit of Directors.

     7.7. Headings. The headings of the Sections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Plan.

     7.8. Applicable Law. This Plan shall be construed and administered under the laws of the District of Columbia.